Exhibit 10.01

November 30, 2009

Mr. Richard Stockinger
Chief Executive Officer
Mr. Jose Ortega
Chief Financial Officer
Benihana, Inc.
8685 Northwest 53rd Terrace
Miami, FL 33166

Dear Messrs. Stockinger and Ortega:

This letter will confirm the engagement of CRG Partners Group LLC (“CRG”) by Benihana, Inc. (“you”, “Client” or the “Company”).

You shall, by executing this letter of agreement, engage CRG for the purposes of providing business advice and consultation to you regarding the Company, as defined by the scope described in this letter. If the Company so chooses, we are also prepared and able to work with you toward the implementation of whatever strategies and initiatives to achieve the Company’s objectives. Our initial focus (“Scope”) will be:

Financial–Cash Flow-Covenant Assessment
●	review and assist Client in development of 13 week cash flow projection, its assumptions, variance reporting and preparation methodologies

●
review and analyze FY 2010 YTD financial results and plan for the remainder of the current Fiscal Year and the financial plan for FY 2011 including, Client’s financial models, restaurant level operating EBITDA, particularly labor costs and restaurant level staffing, overhead and capex;

●	review and test financial plans and projections against the covenants and other terms of the recently modified Loan Agreement with Wachovia.

●	Apply appropriate stress tests to cash projections and identify material risks, weaknesses or other material issues with regard to maintaining or meeting cash and covenant requirements and projections

●	Review and/or assist the Company in developing “dashboard” management and monitoring systems to track critical operating metrics for the business.

Reporting

●
report no less frequently than weekly jointly to the CEO, the CFO and board consultant and representative Mr. Phil Bakes (President, Snapper Creek Equity Management,  LLC,  (collectively,  “The  Steering  Committee”)  including  weekly scheduled conference calls, supplemented by updates during each week as advisable or requested.

●	prepare and furnish a written report to The Steering Committee and the Board of Directors of findings, conclusions and recommendations.

After our initial work, CRG is prepared to continue to work with the Company on additional projects and/or provide more “hands on” support if required. However, any additional services provided by CRG will be subject to the Company’s approval and a separate agreement as to scope and projected fees.

CRG’s professional fees for the above services will be at the rate of $175-$625 an hour depending on the staff member assigned to the project. All professional fees and expenses will be billed to you and are payable weekly. There will be a $20,000 retainer paid to CRG at the execution of this contract (the “Retainer”). This Retainer will be held by CRG and applied to CRG’s final bill for fees and expenses hereunder.

If during the course of this agreement, the Company asks CRG to seek new financing sources or assist in the restructuring its existing debt; such services will be covered by a separate written agreement.

The CRG personnel assigned to this engagement and their respective roles and hourly rates are as follows: Stephen Gray (engagement manager) $625, Gene Baldwin (financial and supervision) $525, Peter Marschel (financial analysis) $375.

Attached in an Appendix to this agreement are CRG’s standard terms and conditions. By Client’s execution of this agreement, Client acknowledges that it has read these and agrees to be bound by each of these terms and conditions, which are hereby incorporated by reference as if fully set forth herein.

If the foregoing accurately sets forth the understanding between us, please so indicate by signing and returning the enclosed copy of this letter to me. By virtue of my signature below, CRG is committed to providing its best efforts in the areas discussed above. The Company has the option to cancel this agreement at any time and for whatever reason upon written or oral notice to CRG. However, if this agreement is cancelled by the Company, CRG will be entitled to payment of its professional fees and expenses incurred through cancellation and the confidentiality and indemnity provisions of this agreement will survive cancellation.

I very much appreciate the opportunity to present this agreement to you and look forward to working with you on this assignment.

Very truly yours,

	Date:	12/17/09
CRG Partners Group, LLC
By:

Agreed and accepted:

	Date:	12/17/09
Benihana, Inc
By:

Appendix

General Terms and Conditions

      1.   Retainer and Compensation.

     (a)   If the Client fails at any time or for any reason to pay any amounts due under this Agreement, then CRG may apply the Retainer to such unpaid amounts immediately and without prior notice to the Client. Client shall have a continuing obligation to replenish the Retainer or any increases to the Retainer to the required amount within three (3) days of any CRG request.

     (b)   To the extent CRG is not actually working while traveling, CRG shall charge travel time for individuals at one-half of the applicable hourly rate. CRG adjusts its hourly rates for services periodically. Client agrees to pay such hourly rates as reasonably adjusted. The Company will be billed for all out-of-pocket expenses reasonably incurred by CRG in the performance of its obligations under this agreement. Such expenses shall include travel, meals and lodging, delivery services, etc. All travel and lodging expenses shall be billed at tourist class. In states where CRG is obligated to collect sales taxes on professional services, such taxes will be invoiced to you.

      2.   Access to Client Personnel and Information and Client Representation Concerning Information Provided to CRG.

     (a)   The Client will provide CRG with full access to all Client personnel, books, and records reasonably required for the performance of CRG’s services.

     (b)   The services to the Client under this Agreement may include the preparation of recommendations, projections, and other forward-looking statements. The Client acknowledges that numerous factors may affect the Client’s actual financial and operational results, and that these results may materially and adversely differ from the recommendations and projections prepared, in whole or in part, by CRG. The Client acknowledges that in rendering its services under this Agreement, CRG will be using and relying upon the information provided by Client, its directors, officers, employees, representatives and agents. Under any of the foregoing circumstances, the Client agrees that CRG shall have no duty to verify independently the reliability, accuracy or completeness of such information. The Client also agrees that CRG shall incur no liability to the Client or any individual or other entity that may arise if any such information proves to be unreliable, inaccurate or incomplete.

      3.   Confidential Information.

     (a)   CRG shall exercise due care to maintain the confidentiality of and not to disclose the Client’s “Confidential Information.” Further, CRG will use the Confidential Information only for the purpose of providing services to the Client pursuant to this Agreement. “Confidential Information” shall consist of all information that is (i) shared with disclosed or made available to CRG by the Company, any personnel or directors of the Company or the Company’s affiliates, agents, representatives or designees beginning November 20th, 2009 and continuing throughout the engagement, or (ii) acquired by CRG from inspection of the Client’s property in connection with this Agreement; or (iii) produced by CRG, from Confidential Information in connection with providing services to the Client under this Agreement

      (b)    Confidential Information shall not include information that is: (i) now or subsequently becomes generally known or available by publication, commercial or otherwise, through no fault of CRG, its employees, agents, or independent contractors; (ii) already known by CRG at the time of the disclosure, provided that such information did not come from a source known by CRG to be bound by a confidentiality agreement with the Client, or from a source that was otherwise prohibited from disclosing such information under a contractual, legal or fiduciary obligation; (iii) becomes available to CRG on a non-confidential basis from a source other than the Client, provided that, to CRG’s knowledge, the source was not prohibited from disclosing such information to CRG under a contractual, legal or fiduciary obligation to the Client; (iv) independently developed by CRG, its employees, agents, or independent contractors primarily from information that is not Confidential Information; (v) information that the Client and CRG agree in writing, may be disclosed; (vi) information that is reasonably expected to be disclosed as part of CRG’s Scope; or (vii) information that CRG reasonably believes, after consultation with its attorneys, it must disclose pursuant to applicable law, or regulatory or administrative process, including stock exchange rules, in which case, CRG will use its best efforts to provide advance notice to Client and follow, to the extent practical, the procedures set forth below concerning CRG receiving legal process to produce Confidential Information.

      (c)    CRG may make reasonable disclosures of Confidential Information: (i) to third parties in connection with the performance of its services under this Agreement so long as such disclosures are made pursuant to a confidentiality agreement in form and substance satisfactory to the Client; or (ii) in connection with any dispute between CRG and Client under or concerning this Agreement. If CRG receives any request by order, subpoena, or other legal process to produce any Confidential Information, then unless otherwise prohibited by law or process, CRG will use its best efforts to provide the Client with timely notice of such request. At the Client’s request and expense, and unless otherwise prohibited by law or against a recommendation by CRG’s counsel, and without relinquishing or modifying CRG’s authority to disclose information under the terms of this Agreement, CRG will cooperate reasonably with the Client in actions that the Client deems necessary or appropriate under the circumstances to protect the confidentiality of the Confidential Information.

      (d)    CRG may not disclose its engagement by Client or the name of the Client or in any manner likely to lead to the identification of the Client, nor shall it use the fact of this engagement or Client’s name for any non-confidential purpose without advance written consent by Client.

      4.   No Third-Party Beneficiaries: Use of CRG’s Work Product by Client. The Client acknowledges that all information, whether written or oral, created, prepared, or compiled by CRG in connection with this Agreement is intended solely for the benefit and use of the Client. No other individual or entity shall be entitled to rely on such information for any purpose. Client agrees that such information shall not be reproduced, disseminated, quoted or referred to at any time or in any manner other than to the Client’s board of directors, officers, employees, representatives, attorneys, and other agents who have a need to receive such information, except upon CRG’s prior written consent. Without limiting the foregoing, the Client shall not (and shall not authorize any other individual or entity to) use CRG’s name or to make available to third parties any information created, prepared, or compiled by CRG under this Agreement for any reason, including obtaining or extending credit, offering or selling securities or other assets, or in any representations to third parties without CRG’s prior written consent. It is also expressly agreed that notwithstanding the above restrictions upon the Client’s dissemination and use of information and work product, CRG shall have no responsibility or liability relating directly or indirectly to such disclosure (whether authorized or unauthorized) by the Client concerning any information created, prepared, or compiled, in whole or in part, by CRG pursuant to this Agreement, which may be disclosed only after prior written approval by CRG or as required by applicable law, or regulatory or administrative process, including stock exchange rules. The foregoing provisions shall not be construed or interpreted to prohibit references to CRG’s engagement under this Agreement in required public filings or court documents.

      5.   Independent Contractor Status. CRG is an independent contractor under this Agreement, and accordingly, this Agreement shall not be an employment agreement. No one on behalf of any CRG Party (as defined below), nor any employees, agents, or independent contractors thereof, shall be considered to be a director, officer, member, manager, partner, control person, employee, representative, agent, or insider of the Client, unless expressly agreed to in a writing signed by Client and CRG. As an independent contractor, CRG will have exclusive control over the management and operation of CRG, including hiring and paying the wages or other compensation of its personnel. Unless expressly provided otherwise in the Scope, the CRG personnel that provide services to the Client under this Agreement may also provide services to other past, present or future CRG clients in connection with unrelated matters. In addition, CRG may utilize the services of its own employees or services of qualified independent contractors to perform this Agreement. Any such independent contractors shall agree in writing to be bound by the confidentiality provisions contained herein.

      6.   No Fiduciary Relationship. Other than with respect to appointment(s) of a CRG Party as an officer and/or director of Client in writing, and otherwise in accord with the provisions of this Agreement, nothing in this Agreement is intended to create, or shall be deemed or construed to create a fiduciary relationship between: (a) the Client, including without limitation, the Client’s directors, officers, members, managers, partners, control persons, shareholders, employees, representatives, agents, or creditors, on the one hand; and (b) CRG, CRG’s affiliates, and the respective directors, officers, members, managers, partners, control persons, shareholders, employees, representatives, independent contractors, attorneys, agents, successors or assigns of CRG or CRG affiliates (all of the foregoing in this subpart (b) collectively, the “CRG Parties,” and each a “CRG Party”) on the other hand.

      7.   Indemnity by Client. As part of the consideration for the agreement of CRG to furnish its services pursuant to this engagement letter, the Company agrees to indemnify and hold harmless CRG, its officers, directors, agents and employees any successors and assigns (each, an “Indemnified Party”) to the fullest extent lawful from any and all claims, liabilities, losses, damages and expenses (collectively, “Damages”), as incurred, related to or arising out of or in connection with or related to third party claims which are based upon or arise out of this engagement, including, without limitation, any and all of such Indemnified Parties’ reasonable expenses incurred in connection with investigating, preparing, defending or settling any action or claim arising from or relating to such liabilities, excluding, however any Damages (a) based upon or arising out of any settlement by an Indemnified Party effected without Company’s prior written consent or (b) to the extent but only to the extent that it is finally judicially determined that such Damages are primarily due to such Indemnified Party’s bad faith, willful misconduct or gross negligence. The indemnity and expense reimbursement obligations set forth herein (i) shall survive the expiration of CRG’s engagement hereunder, (ii) shall apply to any modification of CRG’s engagement hereunder and shall remain in full force and effect following the completion or termination of the engagement as amended or modified, and (iii) shall be binding on any successor or assign of the Company and its successors or assigns. Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In the case such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company shall assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party, and the Indemnified Party may employ counsel to participate in the defense of any action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, or (ii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursement and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudies, its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

      8.   Alternative Dispute Resolution Procedure. The parties agree to arbitrate any claims or disputes concerning, relating to, or arising out of this Agreement, except claims or disputes: a) where the amount in controversy exceeds $500,000; or b) where the Client, or any individual or other entity comprising the Client, files a voluntary bankruptcy under title 11 of the United States Code, or has an involuntary bankruptcy petition under title 11 of the United States Code filed against it. If the alternative dispute resolution procedure applies, then any claim or dispute concerning, relating to, or arising out of this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, or such other rules to which CRG agrees.

      9.   Non-Solicitation. For a period of six (6) months after the later of: (a) the completion of all services to be provided by CRG under this Agreement; or (b) termination of this Agreement, the Client, including any affiliates thereof, shall not hire, retain or utilize (other than through CRG) the services of any current or former employee of CRG or independent contractor who provided services under this Agreement at any time. The Client agrees and acknowledges that CRG’s remedy at law for any breach of the provisions of this Section would be inadequate and that for any breach of such provisions CRG will, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

      10.   Attorneys’ Fees and Expenses. In any dispute between the parties with respect to the meaning or application of this agreement, the prevailing party shall be entitled to an award of its legal costs incurred in connection with the resolution of such dispute. Consent; Entire Agreement. In any instance under this Agreement where a party’s consent is permitted or required to be given, such consent shall not be withheld unreasonably. This Agreement contains the entire Agreement of the parties with respect to its subject matter, and supersedes all prior agreements and understandings between the Client and CRG with respect to such subject matter. The parties agree that all terms of their agreement and understanding are embodied in this Agreement, and as modified or supplemented from time to time, but only if such modification or supplement is both: (i) in writing, and (ii) signed by all parties.

      11.   Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures or signatures forwarded via email.